Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the U.S. Bancorp 2015 Stock Incentive Plan of our report dated February 27, 2015, with respect to the consolidated financial statements of U.S. Bancorp and the effectiveness of internal control over financial reporting of U.S. Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 24, 2015